Exhibit 99.1

Xponential Fitness, Inc. Announces First Quarter 2023 Financial Results

•	Grew Q1 2023 revenue 40% and North America system-wide sales 42%, compared to Q1 2022

•	Sold 188 franchise licenses and opened 115 new studios in Q1 2023

•	Sold 5,638 total franchise licenses and had 2,756 total studios operating as of Q1 2023

•	Raises full year 2023 outlook in North America system-wide sales, revenue and Adjusted EBITDA at +33%, +20% and +40%, respectively, year-over-year at the midpoint of guidance

IRVINE, Calif., May 4, 2023 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of boutique fitness brands, today reported financial results for the first quarter ended March 31, 2023. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q1 2023 Compared to Q1 2022

•	Grew revenue 40% to $70.7 million.

•	Increased North America system-wide sales[1] by 42% to $317.8 million.

•	Reported North America same store sales[2] growth of 20%, compared to growth of 47% in Q1 of 2022.

•	Reported North America quarterly run-rate average unit volume (AUV)[3] of $542,000, compared to $450,000.

•

Posted net loss of $15.0 million, or a loss of $1.38 per basic share, on a share count of 30.8 million shares of Class A Common Stock, compared to a net loss of $15.2 million, or a loss of $1.51 per basic share, on a share count of 22.7 million shares of Class A Common Stock.

•	Posted adjusted net income of $1.3 million, or a loss of $0.02 per basic share, compared to an adjusted net loss of $5.3 million, or a loss of $0.19 per basic share.

•	Reported Adjusted EBITDA[4] of $22.9 million, compared to $14.5 million.

“The growth in our North American AUVs and same store sales during the quarter is compelling, indicating consumers continue to prioritize spending on our experiential offerings,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “The results speak to the strength of our brands, the quality of our franchisees, and the support they are receiving. We are seeing momentum continue through the first part of the second quarter; with this growth, we are raising our annual guidance expectations.”

Results for the First Quarter Ended March 31, 2023

For the first quarter of 2023, total revenue increased $20.3 million, or 40%, to $70.7 million, up from $50.4 million in the prior year period. This increase included a corresponding North America same store sales increase of 20%.

Net loss totaled $15.0 million, or a loss of $1.38 per share, compared to a loss of $15.2 million, or a loss of $1.51 per share, in the prior year period. The decrease in net loss was the result of $2.8 million of lower overall profitability, a $6.2 million increase in non-cash contingent consideration primarily related to the Rumble acquisition, and a $9.2 million decrease in non-cash equity-based compensation expense. Please see the table at the end of this press release for a calculation of the basic and diluted loss per share for the quarter ended March 31, 2023.

Consistent with previous periods, the Rumble acquisition non-cash contingent consideration liability is marked-to-market based on Xponential’s share price, contributing to a $15.7 million liability increase in the first quarter of 2023.

Adjusted Net Income for the first quarter 2023, which excludes the $15.7 million non-cash contingent consideration related primarily to the Rumble acquisition and $0.6 million related to the re-measurement of the Company’s tax receivable agreement, was $1.3 million, or a loss of $0.02 per basic share, on a share count of 30.8 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, litigation expenses, financial transaction fees and related expenses, and tax receivable agreement remeasurement, increased to $22.9 million, up from $14.5 million in the prior year period.

Liquidity and Capital Resources

As of March 31, 2023, the Company had approximately $28.1 million of cash, cash equivalents and restricted cash and $266.7 million in total long-term debt. Net cash provided by operating activities was $11.4 million for the three months ended March 31, 2023.

2023 Outlook

Based on the Company’s performance in the first quarter and the beginning of the second quarter, Xponential is increasing its full-year 2023 guidance for system-wide sales, revenue and Adjusted EBITDA, and re-affirming guidance for net new studio openings as follows:

•	Net new studio openings in the range of 540 to 560, or an increase of 8% at the midpoint as compared to full year 2022;

•

North America system-wide sales in the range of $1.37 billion to $1.38 billion, or an increase of 33% at the midpoint as compared to full year 2022; this compares to previous guidance of $1.34 billion to $1.35 billion;

•

Revenue in the range of $290.0 million to $300.0 million, or an increase of 20% at the midpoint as compared to full year 2022; this compares to previous guidance of $285.0 million to $295.0 million; and

•

Adjusted EBITDA in the range of $102.0 million to $106.0 million, or an increase of 40% at the midpoint as compared to full year 2022; this compares to previous guidance of $101.0 million to $105.0 million.

Additional key assumptions for full year 2023 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 32.6 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock.

First Quarter 2023 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its first quarter 2023 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, May 18, 2023, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13737385.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 49 U.S. states and Canada, and through master franchise or international expansion agreements in 16 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses, acquisition and transaction expenses, litigation expenses, employee retention credit, financial transaction fees and related expenses, and tax receivable agreement remeasurement, that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release. In addition, we are not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for fiscal year ending December 31, 2023 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of net new studio openings; anticipated industry trends; projected financial and performance information such as system-wide sales; projected annual revenue, Adjusted EBITDA and other statements under the section “2023 Outlook”; our competitive position in the boutique fitness industry; and ability to execute our business strategies. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2022 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Kimberly Esterkin

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$28,135	$37,370
Accounts receivable, net	22,408	25,555
Inventories	12,962	10,864
Prepaid expenses and other current assets	9,918	6,294
Deferred costs, current portion	4,083	4,131
Notes receivable from franchisees, net	1,501	1,520

Total current assets	79,007	85,734
Property and equipment, net	19,171	18,524
Right-of-use assets	40,487	30,079
Goodwill	165,697	165,697
Intangible assets, net	134,691	137,175
Deferred costs, net of current portion	43,530	43,620
Notes receivable from franchisees, net of current portion	851	1,067
Other assets	862	795

Total assets	$484,296	$482,691

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$18,741	$16,185
Accrued expenses	14,328	12,295
Deferred revenue, current portion	31,276	31,996
Current portion of long-term debt	4,260	3,035
Other current liabilities	8,553	9,265

Total current liabilities	77,158	72,776
Deferred revenue, net of current portion	110,809	109,465
Contingent consideration from acquisitions	43,665	28,182
Long-term debt, net of current portion, discount and issuance costs	257,626	133,039
Lease liability	39,888	30,583
Other liabilities	6,611	8,633

Total liabilities	535,757	382,678
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 and 200 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	227,290	308,075
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 32,899 and 27,571 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 16,731 and 21,647 shares issued, and 16,656 and 21,572 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	438,038	505,186
Receivable from shareholder	(19,956)	(16,369)
Accumulated deficit	(639,207)	(641,903)
Treasury stock, at cost, 75 shares outstanding as of March 31, 2023 and December 31, 2022	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(222,817)	(154,778)
Noncontrolling interests	(55,934)	(53,284)

Total stockholders’ deficit	(278,751)	(208,062)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$484,296	$482,691

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue, net:
Franchise revenue	$32,966	$25,500
Equipment revenue	13,094	7,779
Merchandise revenue	7,164	6,083
Franchise marketing fund revenue	6,211	4,435
Other service revenue	11,255	6,565

Total revenue, net	70,690	50,362
Operating costs and expenses:
Costs of product revenue	14,035	9,592
Costs of franchise and service revenue	4,032	4,234
Selling, general and administrative expenses	34,885	33,919
Depreciation and amortization	4,197	3,492
Marketing fund expense	5,006	4,355
Acquisition and transaction expenses	15,742	9,544

Total operating costs and expenses	77,897	65,136

Operating loss	(7,207)	(14,774)
Other (income) expense:
Interest income	(636)	(389)
Interest expense	7,977	2,861
Other expense	554	—

Total other expense	7,895	2,472

Loss before income taxes	(15,102)	(17,246)
Income tax benefit	(123)	(2,067)

Net loss	(14,979)	(15,179)
Less: net loss attributable to noncontrolling interests	(4,996)	(7,660)

Net loss attributable to Xponential Fitness, Inc.	$(9,983)	$(7,519)

Net loss per share of Class A common stock:
Basic	$(1.38)	$(1.51)
Diluted	$(1.38)	$(1.51)
Weighted average shares of Class A common stock outstanding:
Basic	30,754	22,737
Diluted	30,754	22,737

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(14,979)	$(15,179)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,197	3,492
Amortization and write off of debt issuance cost	283	33
Amortization of discount on long-term debt	609	151
Change in contingent consideration from acquisitions	15,742	9,546
Amortization of right-of-use assets	1,212	469
Bad debt recovery	(21)	(617)
Equity-based compensation	6,056	15,248
Non-cash interest	(478)	(208)
Gain on disposal of assets	—	(43)
Changes in assets and liabilities:
Accounts receivable	3,230	(3,300)
Inventories	(2,098)	(2,289)
Prepaid expenses and other current assets	(3,083)	(2,117)
Operating lease liabilities	(1,228)	(489)
Deferred costs	138	(818)
Notes receivable, net	2	5
Accounts payable	2,794	(2,758)
Accrued expenses	433	(4,633)
Other current liabilities	(1,800)	20
Deferred revenue	624	5,924
Other assets	(68)	(10)
Other liabilities	(214)	461

Net cash provided by operating activities	11,351	2,888
Cash flows from investing activities:
Purchases of property and equipment	(2,127)	(1,798)
Proceeds from sale of assets	—	65
Purchase of intangible assets	(470)	(316)
Notes receivable issued	—	(585)
Notes receivable payments received	212	426

Net cash used in investing activities	(2,385)	(2,208)
Cash flows from financing activities:
Borrowings from long-term debt	126,100	—
Payments on long-term debt	(1,065)	(740)
Debt issuance costs	(115)	(46)
Payment of preferred stock dividend and deemed dividend	(1,320)	(4,875)
Payment of contingent consideration	—	(589)
Payments for taxes related to net share settlement of restricted share units	(7,935)	—
Payments for redemption of preferred stock	(130,766)	—
Loan to shareholder	(3,100)	—

Net cash used in financing activities	(18,201)	(6,250)

Decrease in cash, cash equivalents and restricted cash	(9,235)	(5,570)
Cash, cash equivalents and restricted cash, beginning of period	37,370	21,320

Cash, cash equivalents and restricted cash, end of period	$28,135	$15,750

Xponential Fitness, Inc.

Net Loss to GAAP EPS Per Share

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Numerator:
Net loss	$(14,979)	$(15,179)
Less: net loss attributable to noncontrolling interests	24,588	35,003
Less: dividends on preferred shares	(2,069)	(3,250)
Less: deemed dividend	(62,660)	(50,931)
Add: deemed contribution from redemption of convertible preferred stock	12,679	—

Net loss attributable to XPO Inc. - basic and diluted	$(42,441)	$(34,357)

Denominator:

Weighted average shares of Class A common stock outstanding - basic and diluted	30,754	22,737

Net loss per share attributable to Class A common stock - basic	$(1.38)	$(1.51)
Net loss per share attributable to Class A common stock - diluted	$(1.38)	$(1.51)
Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Rumble Class A common stock	—	1,300
Restricted stock units	1,781	2,360
Convertible preferred stock	7,963	13,889
Conversion of Class B common stock to Class A common stock	16,656	24,564
Treasury share options	75	—
Rumble contingent shares	2,024	2,024
Profits interests, time vesting	4	48

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net loss	$(14,979)	$(15,179)
Interest expense, net	7,341	2,472
Income tax benefit	(123)	(2,067)
Depreciation and amortization	4,197	3,492

EBITDA	(3,564)	(11,282)
Equity-based compensation	6,056	15,248
Employer payroll taxes related to equity-based compensation	474	—
Acquisition and transaction expenses	15,742	9,544
Litigation expenses	2,045	2,740
Employee retention credit	—	(2,597)
Financial transaction fees and related expenses	1,565	487
TRA remeasurement	554	313

Adjusted EBITDA	$22,872	$14,453

	Three Months
	Ended
	March 31,
	2023	2022
Net loss	$(14,979)	$(15,179)
Change in fair value of contingent consideration	15,742	9,546
TRA remeasurement	554	313

Adjusted net income (loss)	$1,317	$(5,320)

Adjusted net income (loss) attributable to noncontrolling interest	496	(2,685)
Adjusted net income (loss) attributable to Xponential Fitness, Inc.	821	(2,635)
Dividends on preferred shares	(1,290)	(1,610)

Numerator - basic and diluted	$(469)	$(4,245)

Adjusted net loss per share - basic and diluted	$(0.02)	$(0.19)
Weighted average shares of Class A common stock outstanding - basic and diluted	30,754	22,737
Shares excluded from diluted earnings per share of Class A common stock
Rumble Class A common stock	—	1,300
Restricted stock units	1,781	2,360
Convertible preferred stock	7,963	13,889
Conversion of Class B common stock to Class A common stock	16,656	24,564
Treasury share options	75	—
Rumble contingent shares	2,024	2,024
Profits interests, time vesting	4	48

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily due to Rumble.

Footnotes

[1]

System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by net new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include studios in North America that have been open for at least 13 calendar months as of the measurement date. Any transfer of ownership of a studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of net new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales for all studios that are at least 6 months old at the beginning of the respective quarter, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month. AUV growth is primarily driven by changes in same store sales and is also influenced by net new studio openings. Management reviews AUV to assess studio economics.

[4]

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (including change in contingent consideration), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions) and expense related to the remeasurement of our TRA obligation that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.